Exhibit 2.4

THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER

THIS THIRD AMENDMENT TO AGREEMENT AND PLAN OF MERGER (this “Amendment”) is made as of June 14, 2021 (the “Amendment Date”) by and among Property Solutions Acquisition Corp., a Delaware corporation (“Acquiror”), PSAC Merger Sub Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Merger Sub”), and FF Intelligent Mobility Global Holdings Ltd., an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”). Each of the Company, Merger Sub and Acquiror are referred to herein as a “Party” and together as the “Parties.” Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, the Parties entered into that certain Agreement and Plan of Merger, dated as of January 27, 2021, that certain First Amendment to the Agreement and Plan of Merger, dated as of February 25, 2021 and that certain Second Amendment to the Agreement and Plan of Merger, dated as of May 3, 2021 (collectively, the “Merger Agreement”);

WHEREAS, pursuant to Section 11.10 of the Merger Agreement, the Merger Agreement may be amended or modified, in whole or in part, by a duly authorized agreement in writing executed in the same manner as the Merger Agreement that makes reference to the Merger Agreement; and

WHEREAS, the Parties, based on numerous discussions and the current disclosures in Acquiror’s S-4, wish to amend the Merger Agreement as set forth in this Amendment.

NOW, THEREFORE, intending to be legally bound and in consideration of the mutual provisions set forth in this Amendment and the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE 1

AMENDMENTS TO THE MERGER AGREEMENT

Section 1.1 Amendment to Section 1.01 (Definitions) of the Merger Agreement. The definition of “Indebtedness” in Section 1.01 of the Merger Agreement is hereby amended and restated in its entirety as follows:

““Indebtedness” means, with respect to any Person, without duplication, any obligations (whether or not contingent) consisting of (a) the outstanding principal amount of and accrued and unpaid interest on, and other payment obligations for, borrowed money, or payment obligations issued or incurred in substitution or exchange for payment obligations for borrowed money, (b) the principal component of all obligations to pay the deferred purchase price for property or services which have been delivered or performed, including “earnout” payments, (c) payment obligations evidenced by any promissory note, bond, debenture, mortgage or other debt instrument or debt security, (d) commitments or obligations by which such Person assures a creditor against loss, including reimbursement obligations with respect to letters of credit (to the extent drawn), bankers’ acceptance or similar facilities, (e) the principal and interest components of capitalized lease obligations under GAAP except as set forth on Schedule A, (f) obligations under any Financial Derivative/Hedging Arrangement, (g) guarantees, make-whole agreements, hold harmless agreements or other similar arrangements with respect to any amounts of a type described in clauses (a) through (f) above and (h) with respect to each of the foregoing, any unpaid interest, breakage costs, prepayment or redemption penalties or premiums, or other unpaid fees or obligations; provided, however, that Indebtedness shall include the Company Converting Debt and shall not include (A) solely for purposes of the definition of Merger Closing Consideration and Section 3.12, any interest accrued after December 31, 2020, (B) accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice or (C) any obligations from the Company to one of its wholly-owned Subsidiaries.”

ARTICLE 2 MISCELLANEOUS

Section 2.1 No Other Amendment. Except to the extent that any provisions of or any Schedules to the Merger Agreement are expressly amended by Article 1 of this Amendment, all terms and conditions of the Merger Agreement and all other documents, instruments and agreements executed thereunder, shall remain in full force and effect pursuant to the terms thereof. In the event of any inconsistency or contradiction between the terms of this Amendment and the Merger Agreement, the provisions of this Amendment shall prevail and control.

Section 2.2 Reference to the Merger Agreement. On and after the date hereof, each reference in the Merger Agreement to “this Agreement,” “hereof,” “herein,” “herewith,” “hereunder” and words of similar import shall, unless otherwise stated, be construed to refer to the Merger Agreement as amended by this Amendment. No reference to this Amendment need be made in any instrument or document at any time referring to the Merger Agreement and a reference to the Merger Agreement in any such instrument or document shall be deemed to be a reference to the Merger Agreement as amended by this Amendment.

Section 2.3 General Provisions. Except as set forth in Article 1 of this Amendment, the provisions of Article XI (Miscellaneous) of the Merger Agreement apply equally to this Amendment and are hereby deemed incorporated by reference.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have duly executed this Amendment to be effective as of the Amendment Date.

PROPERTY SOLUTIONS ACQUISITION CORP.

By:	/s/ Jordan Vogel
Name:	Jordan Vogel
Title:	Co-Chief Executive Officer & Secretary

PSAC MERGER SUB LTD.

By:	/s/ Jordan Vogel
Name:	Jordan Vogel
Title:	Director

(Signature Page to Third Amendment to Agreement and Plan of Merger)

IN WITNESS WHEREOF, the Parties have duly executed this Amendment to be effective as of the Amendment Date.

FF INTELLIGENT MOBILITY GLOBAL HOLDINGS LTD.

By:	/s/ Jiawei Wang
Name:	Jiawei Wang
Title:	Director and Vice President

(Signature Page to Third Amendment to Agreement and Plan of Merger)

SCHEDULE A

Lease	Location
FF Headquarters Lease	18455 S Figueroa Street, Los Angeles, California 90248
Hanford Lease	10701 Idaho Ave, Hanford, California
Shop & R&D Equipment Lease	Equipment location: 18455 S Figueroa Street, Los Angeles, California 90248
Shop & R&D Equipment Lease	Equipment location: 18455 S Figueroa Street, Los Angeles, California 93230

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